UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2026

ACCURAY INCORPORATED

(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation) 1240 Deming Way Madison, Wisconsin (Address of Principal Executive Offices)	001-33301 (Commission File Number)	20-8370041 (IRS Employer Identification No.) 53717-1954 (Zip Code)

Registrant’s Telephone Number, Including Area Code: (608) 824-2800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ARAY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement

Series A Convertible Preferred Stock and Cancellation of Existing Warrants

On July 29, 2026, Accuray Incorporated, a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain existing investors of the Company party thereto (the “Investors”), pursuant to which the Company agreed to sell, and the Investors agreed to purchase, an aggregate of  55,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), for an aggregate purchase price of $55.0 million, or $1,000 per share (the “Issuance”). The aggregate purchase price for the Series A Preferred Stock will be paid in the form of (i) $15.0 million in cash, which amount will be paid on the date the parties enter into the Purchase Agreement (the “Cash Investment”), and (ii) the conversion of $40.0 million of existing indebtedness held by the Investors under the Financing Agreement (as defined below), with such existing indebtedness to be cancelled and extinguished in exchange for shares of Series A Preferred Stock issued at the closing of the Issuance. The Issuance is subject to certain closing conditions, including approval by the Company’s stockholders of the Issuance and the implementation of a reverse stock split of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a ratio ranging from any whole number between 1-for-15 and 1-for-40 (the “Reverse Stock Split”), or such other ratio as may be approved by the Board of Directors of the Company (the “Board”), including at least one Preferred Director (as defined below).

Pursuant to the Purchase Agreement, the Company and the Investors agreed that, effective as of, and contingent upon the closing of the Issuance, outstanding warrants to purchase an aggregate of approximately 27.6 million shares of Common Stock held by the Investors, consisting of (i) warrants exercisable for an aggregate of approximately 17.2 million shares of Common Stock at $1.68 per share on and after December 7, 2025 until June 6, 2032 (the “June 2025 Premium Warrants”), (ii) warrants exercisable for an aggregate of approximately 6.1 million shares of Common Stock at $1.50 per share on and after June 16, 2026 until December 15, 2032 (the “December 2025 Super Premium Warrants”), and (iii) warrants exercisable for an aggregate of approximately 4.3 million shares of Common Stock at $1.25 per share on and after June 16, 2026 until December 15, 2032 (the “December 2025 Premium Warrants,” and together with the June 2025 Premium Warrants and December 2025 Super Premium Warrants, the “Cancelled Warrants”), will automatically be cancelled and extinguished, with no further rights to the Cancelled Warrants remaining thereafter.

Designation of Series A Preferred Stock

The terms of the Series A Preferred Stock shall be as set forth in the form of Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Certificate of Designations”), attached as an exhibit to the Purchase Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which will be, subject to and following approval of the Issuance by the stockholders of the Company, for filing with the Secretary of State for the State of Delaware prior to the closing of the Issuance, and will become effective upon filing. The Certificate of Designations will establish the designations, powers, preferences, and rights of the shares of the Series A Preferred Stock and the qualifications, limitations or restrictions thereof. The Series A Preferred Stock will rank senior to the Common Stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Dividends will accrue on the Series A Preferred Stock at a rate of 8% per annum (the “Accruing Dividends”). The Series A Preferred Stock will have a liquidation preference equal to the greater of (x) $1,000 per share plus any unpaid Accruing Dividends accrued up to and including the date of such liquidation and (y) the amount such holder would have received in respect of such share had it been converted into Common Stock immediately prior to such liquidation event.

Conversion Rights

The Series A Preferred Stock will be convertible at the option of the holders thereof at any time into shares of Common Stock at an initial conversion rate of 2,000 shares of Common Stock per $1,000 principal amount (equivalent to an initial conversion price of approximately $0.50 per share), in each case, as adjusted for any stock dividend, stock split, stock combination, or reclassification of the Common Stock, including the Reverse Stock Split.

Voting & Consent Rights

Holders of the Series A Preferred Stock will not be entitled to vote with the holders of the Common Stock on an as-converted basis. Until all of the Series A Preferred Stock have been converted, repurchased or otherwise satisfied in accordance with their terms, the Company will be required to obtain the prior written consent of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock (the “Required Holders”) before the Company or any of its subsidiaries may take certain actions, including issuing capital stock that ranks pari passu with or senior to the Series A Preferred Stock and taking certain actions with respect to the size of the Board and the composition of its committees. In addition, the affirmative vote or written consent of the Required Holders, voting together as a single class, will be required before the Company may increase or decrease the authorized numbers of the Board, or, unless otherwise approved by at least one Preferred Director (as defined below), change the composition or charter of any committee of the Board if such change would alter, impair or impact the participation rights of any Preferred Directors.

Governance Rights

Pursuant to the Purchase Agreement, the Company will decrease the size of its Board to seven members, effective upon the execution of the Purchase Agreement. Under the terms of the Purchase Agreement, following the closing of the Issuance, TCW Asset Management Company LLC (“TCW”) shall have the right to designate two members of the Board (the “Preferred Directors”). TCW has initially designated Chan W. Galbato and Steven F. Mayer, both of whom are currently serving as members of the Board, to serve as the Preferred Directors. In addition, for so long as TCW is entitled to designate at least one Preferred Director, (i) each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board shall include at least one Preferred Director (subject to applicable independence requirements and applicable law), and (ii) the Company shall not establish any executive committee, finance committee or other committee of the Board with material authority over any of the matters that require the approval of the holders of the Series A Preferred Stock under the Certificate of Designations unless a Preferred Director is a member of such committee (subject to certain exceptions).

Registration Rights

Pursuant to the terms of the Purchase Agreement, in connection with the Issuance, the Company has agreed to provide to the Investors certain customary registration rights with respect to shares of the Common Stock issued in connection with any conversion of the Series A Preferred Stock or upon exercise of the Warrants (as defined below), including an agreement by the Company to file resale registration statements for such shares of Common Stock. In addition, the Company has agreed to customary indemnification provisions relating to indemnification for any material misstatements or omissions by the Company in connection with the registration of the Investors’ Common Stock.

The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Purchase Agreement (including the form of Certificate of Designations) has been filed as Exhibit 10.1 to this Current Report on Form 8-K to provide investors and securityholders with information regarding its terms and conditions. It is not intended to provide any other information about the Investors or the Company. The Purchase Agreement contains representations, warranties, and covenants of the parties thereto made to and solely for the benefit of each other, and such representations, warranties, and covenants may be subject to materiality and other qualifiers applicable to the contracting parties that differ from those that may be viewed as material to investors. Accordingly, investors and securityholders should not rely on the representations, warranties, and covenants as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Warrants

In connection with entering into the Purchase Agreement and the amendment to the Financing Agreement described below, the Company issued to the Investors warrants (the “Warrants”) to purchase up to an aggregate of approximately 15.3 million shares of Common Stock, at purchase price of $0.01 per share of Common Stock. The Warrants are exercisable for a period of 7 years after the date of issuance.

The foregoing description of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the form of Warrant, which is filed as Exhibit 4.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Amendment to Financing Agreement

On July 29, 2026, the Company entered into Amendment No. 3 to Financing Agreement (the “Third Amendment”) in respect of its Financing Agreement, dated as of June 6, 2025 (as amended by the Third Amendment, and as further amended, amended and restated, supplemented, revised, or otherwise modified from time to time, the “Financing Agreement”), by and among the Company, the guarantors party thereto, and TCW, as administrative agent and collateral agent and the other parties signatory thereto. The Third Amendment amends the Financing Agreement to, among other things, (i) provide a covenant holiday through December 31, 2027 with respect to the Company’s compliance with the Total Leverage Ratio and Fixed Charge Coverage Ratio (each as defined in the Financing Agreement) financial covenants, (ii) modify the terms of the minimum liquidity requirement, (iii) increase certain fees applicable to prepayments, (iv) provide that if the Purchase Agreement is terminated, the Cash Investment is deemed to be a secured obligation under the Financing Agreement and subject to repayment, together with a $15.0 million fee, upon repayment or satisfaction of the obligations (or earlier acceleration thereof), (v) to provide for an additional $5.0 million in aggregate principal amount of Delayed Draw Term Loans (as defined in the Financing Agreement), subject to satisfaction of certain borrowing conditions, and (vi) convert the revolving loan facility under the Financing Agreement into an asset-based revolver with related changes to the borrowing conditions and covenants. In addition, pursuant to the Third Amendment, the Company agreed to pay certain amendment fees totaling $250,000.

If stockholder approval is not obtained for the Issuance, (i) the Cash Investment will automatically be deemed to be an Obligation (as defined in the Financing Agreement) under the Financing Agreement, and (ii) the Company will be required to pay a fee in an amount equal to $15.0 million to TCW, as administrative agent under the Financing Agreement, to be allocated among the Investors in accordance with the amounts funded by such Investors. Such amount shall be fully earned, non-refundable, and due on such date of termination, and payable in full in cash on the earliest to occur of (i) the final maturity date under the Financing Agreement; (ii) the date on which all Obligations that are then due and payable are indefeasibly paid in full, in cash; (iii) the date on which all or any portion of the Obligations is accelerated; or (iv) the date on which any of the Obligations is satisfied, released, paid, restructured, reorganized, replaced, reinstated, defeased or compromised, including through foreclosure (whether by judicial proceeding or otherwise), a deed in lieu of foreclosure, or a distribution of any kind made to TCW, as administrative agent under the Financing Agreement, or the lenders in full or partial satisfaction of the Obligations.

The foregoing description of the Third Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Third Amendment, which is filed as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 3.02         Unregistered Sales of Equity Securities

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

As described in Item 1.01, pursuant to the terms of the Purchase Agreement, the Company has agreed to issue shares of Series A Preferred Stock and has issued the Warrants. This issuance and sale of the Series A Preferred Stock and the Warrants is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act. Each Investor represented to the Company that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that the Series A Preferred Stock, Warrants and shares of Common Stock that may be issuable upon conversion or exercise of the Series A Preferred Stock and the Warrants, as the case may be, is being acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends will be affixed to any certificates evidencing shares of the Series A Preferred Stock, Warrants or shares of the Common Stock issued in connection with any future conversion of the Series A Preferred Stock or exercise of the Warrants.

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the execution of the Purchase Agreement, Beverly Huss and Anne LeGrand resigned from the Board effective July 29, 2026.   Neither resignation was a result of any disagreement with the Company or the Board of Directors of the Company, or any matter relating to the Company’s operations, policies or practices.  The Company thanks Mses. Huss and LeGrand for their service.

Item 8.01         Other Events

On July 29, 2026, the Company issued a press release (the “Press Release”) announcing the execution of the Purchase Agreement and the transactions contemplated by the Purchase Agreement. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

4.1	Form of Warrant.
10.1	Securities Purchase Agreement, dated July 29, 2026, by and between Accuray Incorporated and the Investors.
10.2
Amendment No. 3 to Financing Agreement, dated July 29, 2026, by and among Accuray Incorporated, the guarantors listed thereto, the lenders listed thereto, TCW Asset Management Company LLC, as collateral agent and administrative agent, and Wingspire Capital LLC, as servicing agent.

99.1	Press Release, dated July 29, 2026.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Accuray Incorporated
Date: July 29, 2026
	By:	/s/ Ali Pervaiz
	Name:	Ali Pervaiz
	Title:	SVP, Chief Financial Officer